UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
November 23, 2005 (November 4, 2005)
Date of report (Date of earliest event reported)
MATRIX BANCORP, INC.
(Exact name of registrant as specified in its charter)

Colorado	0-21231	84-1233716

(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

700 17th Street, Suite 2100 Denver, Colorado	80202

(Address of principal executive offices)	(Zip Code)
(303) 595-9898
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.
On November 4, 2005, we reported that we were intending to conduct a private offering of 6,400,000 shares of our common stock at a price of $21.00 per share. The number of shares to be sold in the private offering and the final per share offering price may ultimately be lower due to various reasons, including prevailing market conditions and the level of interest of prospective investors. Further, we can make no assurances that the proposed private offering will be completed. If the proposed private offering is completed, we intend to use the net proceeds of the proposed private offering to conduct an issuer tender offer to purchase shares of our common stock at the same price per share at which shares of our common stock are sold in the proposed private offering. Further, we can make no assurances that the tender offer, if conducted, will be completed.
The common stock to be sold in the private offering has not been registered under the Securities Act of 1933 and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements of the Securities Act.
Holders of our common stock are advised to read our Tender Offer Statement if and when it becomes available, as it will contain important information regarding the tender offer. We will notify all of our common stock holders when the Tender Offer Statement becomes available. When available, our common stock holders may get the Tender Offer Statement and other filed documents related to the tender offer for free at the U.S. Securities and Exchange Commission’s web site (www.sec.gov). In addition, our common stock holders may request a free copy of the Tender Offer Statement and other documents related to the tender offer from us.
Item 8.01 Other Events.
The information about our proposed issuer tender offer contained in Item 7.01 of this Report is incorporated into this Item 8.01.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATRIX BANCORP, INC.
Dated: November 23, 2005	By:	/s/ T. Allen McConnell
		Name:	T. Allen McConnell
		Title:	Senior Vice President, Secretary and General Counsel

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